FOR IMMEDIATE RELEASE

April 30, 2009

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS THIRD QUARTER 2009 OPERATING RESULTS

Fairfield, New Jersey, April 30, 2009 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended March 31, 2009 of $1.3 million, or $0.02 per diluted share. The results represent a decrease of $934,000 compared to net income of $2.2 million, or $0.03 per diluted share for the quarter ended December 31, 2008 and a decrease of $1.4 million compared to net income of $2.7 million, or $0.04 per diluted share for the quarter ended March 31, 2008. The Company attributes the decrease in net income between linked quarters primarily to increases in impairment losses on securities and non-interest expense as well as decreases in net interest income and non-interest income (excluding loss on securities) and an increase in the provision for loan losses, partially offset by a decrease in income taxes. The decrease in net income year-over-year resulted primarily from increases in non-interest expense and income taxes as well as increases in impairment losses on securities and provision for loan losses and a decrease in non-interest income (excluding loss on securities), partially offset by an increase in net interest income.

Net income for the nine months ended March 31, 2009 was $5.3 million, or $0.08 per diluted share; an increase of $199,000 compared to $5.1 million, or $0.07 per diluted share for the nine months ended March 31, 2008. The increase in net income year-over-year resulted primarily from an increase in net interest income, partially offset by increases in impairment losses on securities, non-interest expense and income taxes as well as an increase in provision for loan losses and a decrease in non-interest income (excluding loss on securities).

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At March 31, 2009, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.11 billion, $1.40 billion and $478.0 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended March 31, 2009:

Net Interest Income

Net interest income during the quarter ended March 31, 2009 was $13.5 million, a decrease of $193,000 compared to net interest income of $13.7 million during the quarter ended December 31, 2008 and an increase of $1.9 million compared to net interest income of $11.6 million during the quarter ended March 31, 2008. The Company’s net interest margin during the quarter ended March 31, 2009 was 2.83%, compared to 2.91% during the quarter ended December 31, 2008 and 2.47% during the quarter ended March 31, 2008. The decrease in net interest income between linked quarters resulted from a decrease in interest income partially offset by a decrease in interest expense while the increase in net interest income year-over-year resulted from a decrease in interest expense partially offset by a decrease in interest income. Until the most recent reporting period, the Bank’s cost of funds had been declining more rapidly than the yield on earning assets. However, the trend changed due primarily to a substantial increase in cash and cash equivalents between linked quarters combined with the precipitous decline in market interest rates. Interest income decreased $669,000 to $24.2 million during the quarter ended March 31, 2009 compared to $24.9 million during the quarter ended December 31, 2008 and decreased $306,000 compared to $24.6 million during the quarter ended March 31, 2008. Interest expense decreased $476,000 to $10.8 million during the quarter ended March 31, 2009 compared to $11.2 million during the quarter ended December 31, 2008 and decreased $2.1 million compared to $12.9 million during the quarter ended March 31, 2008.

Interest income from loans decreased $218,000 to $15.2 million during the quarter ended March 31, 2009 compared to $15.4 million during the quarter ended December 31, 2008 and increased $1.3 million compared to $13.9 million during the quarter ended March 31, 2008. The decrease in interest income between linked quarters resulted from decreases in both average loans receivable and average yield. Year-over-year the increase in interest income resulted from an increase in average loans receivable, partially offset by a decrease in average yield. During the quarter ended March 31, 2009, average loans receivable were $1.07 billion with an average yield of 5.68%. By comparison, during the quarters ended December 31 and March 31, 2008, average loans receivable were $1.09 billion and $961.4 million, respectively; with average yields of 5.69% and 5.79%, respectively. Average residential first mortgages, home equity loans and home equity lines of credit decreased $17.5 million between the quarters ended December 31, 2008 and March 31, 2009 as the Bank sought to maintain pricing discipline. During the same period average non-residential and multi-family mortgages and commercial business loans increased $4.7 million. Generally, however, the average yield has been decreasing as higher coupon mortgages are replaced by new loans with lower coupons.

Interest income from mortgage-backed securities decreased $294,000 to $8.6 million during the quarter ended March 31, 2009 from $8.9 million during the quarter ended December 31, 2008, but was virtually unchanged from the same quarter a year ago. The decrease in interest income between linked quarters resulted from decreases in both average mortgage-backed securities and average yield. Year-over-year average mortgage-backed securities decreased with a nominal increase in average yield. During the quarter ended March 31, 2009, average mortgage-backed securities were $685.3 million with an average yield of 5.02%. By comparison, during the quarters ended December 31 and March 31, 2008, average mortgage-backed securities were $697.9 million and $693.8 million, respectively; with average yields of 5.10% and 5.00%, respectively. The decrease in average mortgage-backed securities between linked quarters was attributed to management’s decision to minimize the reinvestment of cash flows back into the portfolio due to the low interest rate environment. At the same time, the average yield has been decreasing due to an increase in prepayments within the underlying mortgage portfolios as refinancing activity accelerates.

Interest income from non-mortgage-backed securities and other interest-earning assets, primarily cash and cash equivalents, decreased $157,000 to $417,000 during the quarter ended March 31, 2009 compared to $574,000 during the quarter ended December 31, 2008 and decreased $1.6 million from $2.0 million during the quarter ended March 31, 2008. The decrease in interest income between linked quarters was attributed to a decrease in the average yield for both categories, partially offset by an increase in the average balances in aggregate. During the reporting period, deposit growth contributed to an increase in cash and cash equivalents with only a nominal yield due to the low interest rate environment. Average balances and the average yield for both categories each decreased year-over-year as cash and cash equivalents were redeployed into loans and mortgage-backed securities or funded deposit outflows while interest rates plunged due to the 525 basis point decrease in the federal funds rate since September 2007. During the quarter ended March 31, 2009, average non-mortgage-backed securities and other interest-earning assets totaled $149.2 million with an average yield of 1.12%. By comparison, during the quarters ended December 31 and March 31, 2008, average non-mortgage-backed securities and other interest-earning assets totaled $98.2 million and $226.0 million, respectively, with average yields of 2.34% and 3.51%, respectively.

Interest expense attributed to deposits decreased $391,000 to $8.7 million during the quarter ended March 31, 2009 from $9.1 million during the quarter ended December 31, 2008 and decreased $2.0 million compared to $10.7 million during the quarter ended March 31, 2008. The decrease in interest expense between linked quarters and year-over-year resulted from a decrease in the average cost of interest-bearing deposits, partially offset by an increase in average interest-bearing deposits. Despite reasonably disciplined deposit pricing, there was a significant increase in deposit inflows between the linked quarters. During the quarter ended March 31, 2009, average interest-bearing deposits were $1.33 billion with an average cost of 2.60%. By comparison, during the quarters ended December 31 and March 31, 2008, average interest-bearing deposits were $1.29 billion and $1.27 billion, respectively, with average costs of 2.81% and 3.34%, respectively. The decrease in the cost of deposits over the comparative quarters was attributed primarily to decreases in the average cost of certificates of deposit, which decreased to 3.34% during the current quarter compared to 3.65% during the linked quarter and 4.46% during the same quarter a year ago.

Interest expense attributed to Federal Home Loan Bank (“FHLB”) advances decreased $85,000 to $2.1 million during the quarter ended March 31, 2009 from $2.2 million during the quarter ended December 31, 2008 and decreased $202,000 compared to $2.3 million during the quarter ended March 31, 2008. The decrease in interest expense between linked quarters and year-over-year resulted from decreases in both average advances and the average cost of borrowings. During the quarter ended March 31, 2009, average advances were $214.6 million with an average cost of 3.90%. By comparison, during the quarters ended December 31 and March 31, 2008, average advances were $217.7 million and $227.3 million, respectively, with average costs of 4.00% and 4.04%. The Bank repaid advances totaling $8.0 million with a weighted average cost of 5.47% during the linked quarters.

Provision for Loan Losses

There was a provision for loan losses of $208,000 recorded during the quarter ended March 31, 2009 compared to provisions of $109,000 and $-0- during the linked and comparative quarters, respectively. The provision during the reporting period resulted from adjustments to the environmental factors component of the Bank’s analysis of probable loan losses to reflect current economic outlook.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income decreased $148,000 to $588,000 during the quarter ended March 31, 2009 from $736,000 during the quarter ended December 31, 2008 and decreased $87,000 from $675,000 during the quarter ended March 31, 2008. The decrease in non-interest income between linked quarters resulted primarily from a $132,000 gain realized from the sale of deposits in the prior quarter. Year-over-year the decrease in non-interest income resulted primarily from a $48,000 decrease in income from the Bank’s official check clearing agent. The clearing agent is no longer able to compensate its clients at a meaningful level for use of the float on official checks due to significant losses in its mortgage-backed securities portfolio.

The Company determined that during the quarter ended March 31, 2009 that it would take a non-cash pre-tax charge to earnings of approximately $570,000 as a result of other-than-temporary impairment in the value of certain private label collateralized mortgage obligations in the Bank’s held to maturity portfolio. The after-tax cost is approximately $336,000. By comparison, there was no gain/loss on securities during the quarter ended December 31, 2008 and a $5,000 loss on sale recorded during the quarter ended March 31, 2008.

Non-interest Expense

Non-interest expense increased $401,000 to $11.0 million during the quarter ended March 31, 2009 from $10.6 million during the quarter ended December 31, 2008 and increased $884,000 compared to $10.1 million during the quarter ended March 31, 2008. The increase in non-interest expense between linked quarters was primarily the result of increases in salaries and employee benefits expense, net occupancy expense of premises and federal insurance premium expense, partially offset by a decrease in advertising expense.

Salaries and employee benefits expense increased $215,000 to $6.4 million between linked quarters due primarily to a $169,000 increase in pension plan expense. The prior quarter included an adjustment to pension plan expense resulting from a delay in receiving the valuation report for the Bank’s defined benefit plan for the year ending June 30, 2009. Upon receipt of the report in November 2008, the estimate was determined to be high and accrued pension expense was adjusted accordingly. The increase in salaries and employee benefits expense was also attributed to nominal increases in compensation expense, benefits expense and payroll taxes expense, partially offset by a reduction in Employee Stock Ownership Plan (“ESOP”) expense due to a decrease in the average market price of the Company’s common stock during the quarter.

Net occupancy expense of premises increased $160,000 to $1.2 million between linked quarters due to a $159,000 increase in repairs and maintenance expense resulting primarily from the cost of snow removal during the winter months. Federal insurance premium expense increased $251,000 to $459,000 between linked quarters due to an increase in assessment rates beginning in the quarter ended March 31, 2009. Advertising expense decreased $174,000 to $133,000 between linked quarters due to a reduced advertising schedule during the reporting period. In view of steady deposit inflows, management determined that there was no need to advertise for deposits while at the same time waiting for spring to market loan products.

Year-over-year the $884,000 increase in non-interest expense was primarily the result of increases in salaries and employee benefits expense, net occupancy expense of premises and federal insurance premium expense. The increase in salaries and employee benefits expense resulted primarily from a $388,000 increase in benefits expense. During the earlier quarter, the

Bank received a non-recurring dividend of $253,000 from its health insurance carrier. The $158,000 and $321,000 increases in net occupancy expense of premises and federal insurance premium expense, respectively, were generally attributed to the reasons stated above.

Provision for Income Taxes

The provision for income taxes during the quarter ended March 31, 2009 was $1.0 million compared to $1.5 million during the quarter ended December 31, 2008 and a benefit of $462,000 during the quarter ended March 31, 2008. The decrease in income taxes between linked quarters was attributed primarily to a decrease in pre-tax income. Year-over-year the increase in income taxes was due primarily to an increase in pre-tax income as well as a $1.2 million income tax benefit recognized during the quarter ended March 31, 2008 attributable to the reversal of a previously established valuation allowance. The Company’s effective tax rates during the quarters ended March 31, 2009 and December 31, 2008 were 44.1% and 40.2%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-bearing deposits in other banks, increased $83.4 million to $171.9 million at March 31, 2009 from $88.5 million at December 31, 2008. Beginning in December 2008, cash and cash equivalents began to build as the competition lowered their deposit rates bringing them in line with those offered by the Bank. Despite several rounds of interest rate cuts by the Bank during the quarter ended March 31, 2009, deposits continued to increase as loan demand declined contributing to a significant increase in cash and cash equivalents. With an average yield of only 0.29% the excess liquidity contributed to a quarter-over-quarter decrease in the Company’s net interest margin.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, decreased $29.7 million from $1.08 billion at December 31, 2008 to $1.05 billion at March 31, 2009. Since management has allowed loan rates to lag the market, the Bank did not experience the same level of refinancing activity as some other lenders. Generally, lending activity was significantly lower than the prior two quarters. During the quarter ended March 31, 2009, loan originations and loan purchases totaled $26.2 million and $-0-, respectively, compared to $33.7 million and $3.1 million, respectively, during the quarter ended December 31, 2008. Residential first mortgages, home equity loans and home equity lines of credit decreased $36.5 million in aggregate between December 31, 2008 and March 31, 2009. Quarter-over-quarter nonresidential mortgages, multi-family mortgages and commercial business loans increased $6.5 million while all other loan categories increased $603,000 in aggregate.

Non-performing loans were $7.5 million or 0.71% of total loans at March 31, 2009. By comparison, non-performing loans were $7.7 million or 0.71% of total loans at December 31, 2008 and $1.4 million or 0.15% of total loans at March 31, 2008. With respect to all delinquent loans, total delinquencies decreased $3.7 million from $15.5 million or 1.42% of total loans at December 31, 2008 to $11.8 million or 1.12% of total loans at March 31, 2009. Charge-offs during the quarters ended March 31, 2009, December 31 and March 31, 2008 were $2,000, $2,000 and $8,000, respectively, but as a percentage of average loans, charge-offs were effectively zero percent during all three quarters. There were no recoveries during any of the comparative quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.61% at March 31, 2009, 0.57% at December 31, 2008 and 0.64% at March 31, 2008,

reflecting an allowance balance of $6.4 million, $6.2 million and $6.1 million, respectively, at the close of each quarter.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, increased $6.2 million to $696.4 million at March 31, 2009 compared to $690.3 million at December 31, 2008. The increase resulted from purchases of $28.3 million and an $8.6 million increase in the fair value of the portfolio, partially offset by principal repayments and maturities. The net unrealized gain for this portfolio was $19.1 million as of March 31, 2009. Management has concluded based on its evaluation of this portfolio that no other-than-temporary impairment is present at March 31, 2009. Cash flows from principal and interest payments contributed to the increase in cash and cash equivalents during the reporting quarter.

Mortgage-backed securities held to maturity decreased $758,000 to $5.0 million at March 31, 2009 compared to $5.7 million at December 31, 2008 due primarily to a non-cash pre-tax charge to earnings of approximately $570,000 as a result of other-than-temporary impairment in the value of certain private label collateralized mortgage obligations in the portfolio. A recent analysis of the private label collateralized mortgage obligations resulted in the conclusion that securities having an aggregate amortized cost of $803,000 and fair value of $233,000 were other-than-temporarily impaired. At March 31, 2009, the Bank owned additional private label collateralized mortgage obligations having an aggregate amortized cost of $2.8 million and fair value of $1.6 million which the analyses indicated were not other-than-temporarily impaired.

Non-mortgage-backed securities, all of which are classified as available for sale, decreased $1.2 million to $27.5 million at March 31, 2009 compared to $28.7 million at December 31, 2008. The decrease resulted from principal repayments and a decrease in the fair value of the portfolio. The net unrealized loss for this portfolio was $4.3 million as of March 31, 2009. Management has concluded based on its evaluation of this portfolio that no other-than-temporary impairment is present at March 31, 2009.

Deposits

Deposits increased $53.2 million to $1.40 billion at March 31, 2009 compared to $1.35 billion at December 31, 2008. During the quarter ended March 31, 2009, interest-bearing demand deposits increased $4.9 million to $159.3 million, savings deposits increased $4.1 million to $292.6 million and certificates of deposit increased $45.0 million to $903.0 million. Non-interest-bearing demand deposits decreased $849,000 to $49.7 million. Since there was little demand for loans and virtually no return on cash and cash equivalents, management attempted to slow deposit inflows by cutting the Bank’s deposit pricing several times, particularly for certificates of deposit. Nevertheless, deposits continued to build throughout the quarter ended March 31, 2009. Retail deposit rates have fallen to a level where for the first time in a number of years, depositors are beginning to lengthen the maturities on their certificates of deposit to improve the yield.

Federal Home Loan Bank Advances

FHLB advances decreased $5.0 million to $210.0 million at March 31, 2009 from $215.0 million at December 31, 2008. Given the Bank’s liquidity position management did not renew a 5.42% $5.0 million advance, which matured in March 2009.

Stockholders’ Equity and Capital Management

During the quarter ended March 31, 2009, stockholders’ equity increased $4.0 million to $478.0 million from $474.0 million at December 31, 2008. The increase was primarily the result of a $4.5 million increase in accumulated other comprehensive income due to the aggregate mark-to-market adjustment to the available for sale securities portfolios and benefit plan related adjustments to equity per SFAS No. 158 and net income during the quarter of $1.3 million. Also contributing to the increase was $388,000 of ESOP shares earned, $771,000 of restricted stock plan shares earned and an adjustment to equity of $477,000 for expensing stock options. Partially offsetting these increases was a $2.6 million increase in treasury stock due to the purchase of 252,603 shares of the Company’s common stock as well as an $870,000 cash dividend declared for payment to minority shareholders.

The Bank’s ratio of tangible equity to tangible assets was 18.0% at March 31, 2009. The Bank’s Total Capital and Tier 1 Capital to risk-weighted assets were 38.8% and 38.2%, respectively, far in excess of the 10.0% and 6.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	March 31,	December 31,
	2009	2008
Selected Balance Sheet Data:
Assets	$2,109,391	$2,055,232
Cash and cash equivalents	171,869	88,496
Securities available for sale	27,532	28,718
Net loans receivable	1,050,573	1,080,281
Mortgage-backed securities available for sale	696,432	690,263
Mortgage-backed securities held to maturity	4,983	5,741
Goodwill	82,263	82,263
Deposits	1,404,585	1,351,354
Federal Home Loan Bank advances	210,000	215,000
Total stockholders' equity	477,960	473,961

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Summary of Operations:
Interest income	$24,248	$24,917	$24,554
Interest expense	10,772	11,248	12,943
Net interest income	13,476	13,669	11,611
Provision for loan losses	208	109	0
Net interest income after provision for loan losses	13,268	13,560	11,611
Non-interest income, excluding loss on securities	588	736	675
Loss on securities	(570)	0	(5)
Non-interest expense	10,954	10,553	10,070
Income before taxes	2,332	3,743	2,211
Provision for income taxes	1,028	1,505	(462)
Net income	$1,304	$2,238	$2,673

Per Share Data:
Net income per share - basic	$0.02	$0.03	$0.04
Net income per share - diluted	$0.02	$0.03	$0.04
Weighted average number of common shares
outstanding - basic	67,984	68,190	68,625
Weighted average number of common shares
outstanding - diluted	68,007	68,316	68,646

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	66.72%	39.14%	34.34%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Per Share Data:
Closing price as reported by NASDAQ	$10.48	$12.80	$10.95
Book Value	$6.87	$6.79	$6.76
Tangible Book Value	$5.69	$5.61	$5.59

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Performance Ratios:
Return on average assets	0.25%	0.44%	0.52%
Return on average equity	1.10%	1.90%	2.27%
Net interest rate spread (1)	2.31%	2.32%	1.77%
Net interest margin (2)	2.83%	2.91%	2.47%
Average interest-earning assets to average
interest-bearing liabilities	123.12%	124.82%	125.22%
Efficiency ratio	81.18%	73.26%	82.00%
Non-interest expense to average assets	2.10%	2.06%	1.97%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.71%	0.71%	0.15%
Non-performing assets to total assets	0.36%	0.38%	0.07%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.61%	0.57%	0.64%
Allowance for loan losses to non-performing loans	85.55%	81.34%	432.65%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2009
Consolidated Capital Ratios:
Average equity to average assets	22.65%	23.00%	23.07%
Equity to assets at period end	22.66%	23.06%	23.17%
Tangible equity to tangible assets at period end	19.24%	19.69%	19.79%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Average Balances:
Loans receivable	$1,072,911	$1,085,395	$961,376
Mortgage-backed securities available for sale	679,570	692,115	693,775
Mortgage-backed securities held to maturity	5,690	5,802	0
Securities available for sale	31,945	32,138	41,593
Other interest-earning assets	117,279	66,016	184,449
Total interest earning assets	1,907,395	1,881,466	1,881,193
Non-interest-earning assets	180,024	162,973	160,948
Total assets	$2,087,419	$2,044,439	$2,042,141

Interest-bearing deposits	$1,334,666	$1,289,668	$1,274,991
Federal Home Loan Bank advances	214,556	217,685	227,298
Total interest-bearing liabilities	1,549,222	1,507,353	1,502,289
Non-interest-bearing liabilities	65,496	66,916	68,796
Stockholders' equity	472,701	470,170	471,056
Total liabilities and stockholders' equity	$2,087,419	$2,044,439	$2,042,141

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.68%	5.69%	5.79%
Mortgage-backed securities available for sale
and held to maturity	5.02%	5.10%	5.00%
Securities available for sale	3.04%	3.58%	4.23%
Other interest-earning assets	0.59%	1.73%	3.35%
Interest-earning assets	5.09%	5.30%	5.22%
Cost of average:
Interest-bearing deposits	2.60%	2.81%	3.34%
Federal Home Loan Bank advances	3.90%	4.00%	4.04%
Interest-bearing liabilities	2.78%	2.98%	3.45%
Net interest rate spread	2.31%	2.32%	1.77%
Net interest margin	2.83%	2.91%	2.47%
Average interest-earning assets to average
interest-bearing liabilities	123.12%	124.82%	125.22%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Summary of Operations:
Interest income	$74,325	$72,578
Interest expense	33,937	37,932
Net interest income	40,388	34,646
Provision for loan losses	317	94
Net interest income after provision for loan losses	40,071	34,552
Non-interest income, excluding loss on securities	2,047	2,051
Loss on securities	(985)	0
Non-interest expense	32,125	30,530
Income before taxes	9,008	6,073
Provision for income taxes	3,730	994
Net income	$5,278	$5,079

Per Share Data:
Net income per share - basic	$0.08	$0.07
Net income per share - diluted	$0.08	$0.07
Weighted average number of common shares
outstanding - basic	68,211	68,718
Weighted average number of common shares
outstanding - diluted	68,326	68,841

Per Share Data:
Cash dividends per share (1)	$0.15	$0.15
Dividend payout ratio (2)	50.28%	54.68%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Performance Ratios:
Return on average assets	0.34%	0.34%
Return on average equity	1.49%	1.45%
Net interest rate spread (1)	2.25%	1.78%
Net interest margin (2)	2.83%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	124.50%	127.10%
Efficiency ratio	77.50%	83.19%
Non-interest expense to average assets	2.07%	2.06%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.71%	0.15%
Non-performing assets to total assets	0.36%	0.07%
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	0.61%	0.64%
Allowance for loan losses to non-performing loans	85.55%	432.65%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Consolidated Capital Ratios:
Average equity to average assets	22.79%	23.62%
Equity to assets at period end	22.66%	23.17%
Tangible equity to tangible assets at period end	19.24%	19.79%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Average Balances:
Loans receivable	$1,069,665	$940,639
Mortgage-backed securities available for sale	696,849	684,451
Mortgage-backed securities held to maturity	3,967	0
Securities available for sale	34,596	57,490
Other interest-earning assets	97,610	138,827
Total interest earning assets	1,902,687	1,821,407
Non-interest-earning assets	164,577	156,131
Total assets	$2,067,264	$1,977,538

Interest-bearing deposits	$1,311,502	$1,272,225
FHLB advances	216,763	160,879
Total interest-bearing liabilities	1,528,265	1,433,104
Non-interest-bearing liabilities	67,816	77,371
Stockholders' equity	471,183	467,063
Total liabilities and stockholders' equity	$2,067,264	$1,977,538

	For the Nine Months Ended
	March 31,	March 31,
	2009	2008
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.71%	5.81%
Mortgage-backed securities available for sale
and held to maturity	5.07%	4.96%
Securities available for sale	3.14%	4.36%
Other interest-earning assets	1.51%	4.07%
Interest-earning assets	5.21%	5.31%
Cost of average:
Interest-bearing deposits	2.79%	3.45%
FHLB advances	3.97%	4.19%
Interest-bearing liabilities	2.96%	3.53%
Net interest rate spread	2.25%	1.78%
Net interest margin	2.83%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	124.50%	127.10%